SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2008 (September 26, 2008)

SIRIUS XM RADIO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24710	52-1700207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On September 26, 2008, Dara F. Altman was appointed as our Executive Vice President and Chief Administrative Officer, and James Rhyu was appointed as our Senior Vice President and Chief Accounting Officer. In this capacity, Mr. Rhyu will serve as our principal accounting officer.

Ms. Altman, 50, has served as Executive Vice President, Business and Legal Affairs, of XM Satellite Radio since January 2006. Ms. Altman was Executive Vice President of Business Affairs for Discovery Communications, a nonfiction media company, from 1997 through 2005. Prior to joining Discovery Communications, Ms. Altman served as Senior Vice President and General Counsel of Reiss Media Enterprises from 1993 to 1997, which owned Request TV, a national pay-per-view service. Ms. Altman also served as counsel for Home Box Office and started her career as a lawyer at Willkie, Farr & Gallagher LLP.

We have entered into a three-year employment agreement with Ms. Altman.  She will receive an annual base salary of $446,332 per year and will be entitled, among other things, to participate in any bonus plan generally offered to employees at the same level.

In the event we terminate her employment without cause or she terminates her employment for good reason, Ms. Altman will receive a lump sum payment equal to two times her base salary plus the higher of the last bonus actually paid to her and a target bonus. She will also receive certain other amounts and benefits specified in the agreement.

Mr. Rhyu, 38, has served as Senior Vice President and Controller of XM Satellite Radio since January 2006. Prior to joining XM, Mr. Rhyu served as Corporate Controller of Graftech International, a global manufacturing company, since 2004. He has also held positions at both Ernst & Young and Deloitte & Touche. Mr. Rhyu is a Certified Public Accountant.

We have also entered into a three year employment agreement with Mr. Rhyu. He will receive an annual base salary of $325,000 per year and will be entitled to participate in any bonus plan generally offered to employees at the same level.

In the event that on or before July 27, 2009 we terminate Mr. Rhyu’s employment without cause or he terminates his employment for good reason, he will receive a lump sum payment equal to two times his base salary plus a target bonus. He will also receive certain other amounts and benefits specified in the agreement. In the event we terminate Mr. Rhyu’s employment without cause after July 27, 2009, he will be entitled to receive severance, in the form of salary continuation, for a period of one year plus a bonus and other benefits.

In the event that any payment we make, or benefit we provide, to Ms. Altman or Mr. Rhyu would be deemed to be an “excess parachute payment” under Section 280G of the Internal Revenue Code such that he or she would be subject to an excise tax, we have agreed to pay Ms. Altman a gross-up payment equal to the amount of such tax and such additional amount as may be necessary to place her in the exact same financial position that she would have been in if the excise tax were not imposed, and we have agreed that Mr. Rhyu’s payments and benefits (not limited to severance) will be reduced to the extent necessary to eliminate any such excise taxes, unless he would be in a better net after-tax position to receive all payments and benefits, in which case all payments and benefits would be paid.

The employment agreements for each of Ms. Altman and Mr. Rhyu supersede and replace the change in control severance agreements that each executive had previously entered into with XM.

Copies of the employment agreements with Ms. Altman and Mr. Rhyu are attached to this report as exhibit 10.1 and 10.2, respectively, and are incorporated by reference in this report.

Item 9.01.	Financial Statements and Exhibits

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits.

The Exhibit Index attached hereto is incorporated herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.

By:	/s/	Patrick L. Donnelly
Patrick L. Donnelly Executive Vice President, General Counsel and Secretary

Dated: October 1, 2008

EXHIBITS

Exhibit	Description of Exhibit
10.1	Employment Agreement, dated as of September 26, 2008, between Dara F. Altman and Sirius XM Radio Inc.
10.2	Employment Agreement, dated as of September 26, 2008, between James Rhyu and Sirius XM Radio Inc.